Item 77.H - Change in Control of Registrant


Ceasing Control of Credit Suisse Commodity
Return Strategy Fund A

As of April 30, 2017 No Shareholder owned more
than 25% of the Fund.   As of October 31, 2017 No
Shareholder owned more than 25% of the Fund.
Accordingly, Shareholder has ceased to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Commodity
Return Strategy Fund C

As of April 30, 2017, No Shareholder owned more than 25% of the Fund. As of October 31, 2017, No
Shareholder owned more than 25% of the Fund.
Accordingly, Shareholder has ceased to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Commodity
Return Strategy Fund I

As of October 31, 2016 No shareholder owed more
than 25% of the Fund.   As of April 30, 2016 No
Shareholder owed more than 25% of the Fund.  As
of October 31, 2017 No shareholder owed more
than 25% of the Fund.    Accordingly, Shareholder
has ceased to be a controlling person of the Fund.